Guaranty Contract of Maximum Amount Pledge
No. Shenfa Longgang E’di Zi 20070420002

Party A: Longgang Branch, Shenzhen Development Bank (Creditor)
Address: A1, Xinyazhou Park, Central Town, Longgang District, Shenzhen
Telephone: 28952003            Fax: 28952004
Person in charge: Yu Bo       Position: President of Longgang Branch

Party B: Li Xiangqian (Pledger)
Address: BAK Industrial Park, Kuichong Street, Longgang District, Shenzhen
Telephone: 83841596            Fax: 89770026

In order to secure the indebtedness of Shenzhen BAK Battery Co., Ltd. (hereinafter referred to as Obligor) under the Comprehensive Credit Facilities Agreement (reference no. Shenfa Longgang Zongzi 20050407001, hereinafter referred to as Master Agreement) entered into by Creditor and Obligor on 7 April 2005, the Pledger agrees to provide its assets to the Creditor as the pledge. Through friendly negotiation, both parties agree to enter into this Contract:

I. Scope of Guaranty
The scope of guaranty covers all loan principal, interest, penalty interest and all the expenses incurred to the Creditor in realizing its creditor’s right. The maximum loan principal shall not exceed RMB 150 Million yuan.

II. Pledged Collaterals
The detail information of the pledged collaterals is described in the Statement of Pledged Collaterals attached to this Contract.
After the Pledger has pledged the abovementioned collaterals, the Pledger shall not transfer such pledged collaterals or allow any third party to use such pledged collaterals without the approval of the Creditor. In case that the Creditor and Pledger agree to transfer the pledged collaterals, the payment received by the Pledger from such transaction shall be used to settle the indebtedness owed to the Creditor in advance to expiry or be deposited in a third party designated by both parties.

III. The Creditor is entitled to dispose of the pledged collaterals by means of settlement of the indebtedness in kind, auction or sale and use the payment derived from such disposal to repay the indebtedness owed to it if any of the following occurs:
(1)	The Obligor fails to pay its debts upon maturity of such debt (as originally agreed or put forward);
(2)	The legal successor of the Pledger or the legatee of the Pledger refuse to perform their obligations;
(3)	The Obligor is declared dissolved or bankrupt;
(4)
The value of the pledged collaterals is likely to be obviously decreased so that the interest of the Creditor is endangered and the Pledger fails to provide additional collateral as requested by the Creditor;

(5)	Other events which may have negative impact upon the realization of the Creditor’s rights under the Master Agreement.

IV. Undertakings and Representations of the Pledger
The Pledger is legally qualified to execute and perform this Contract, and has obtained all necessary authorization by the board of directors or other competent authorities (as the case may be).
The Pledger undertakes that all application materials submitted by it to the Creditor are truthful, lawful, effective and with no serious errors or omissions. The Pledger has the lawful and undisputed right to pledge the pledged collaterals under this Contract. The execution and performance of this Contract by the Pledger do not violate any other contracts entered into or being performed by the Pledger.
The Pledger also undertakes that all application materials submitted by the Obligor to the Creditor are truthful, lawful, effective and with no serious errors or omissions.

The Pledger shall notify the Creditor in writing within 10 days after it has changed its address, contact details, liaison telephone, business scope or legal representative etc.
The Pledger has fully understood all provisions of this Contract and both parties execute this Contract of their free will.

V. The guaranty of pledge provided by the Pledger is independent from and shall not be replaced by any other guaranty provided by other guarantors.

VI. In case that part or whole of the Master Agreement or agreement entered into under the Master Agreement become invalid due to any reason, the Obligor shall nevertheless perform its obligation of repayment and the Pledger shall perform its obligation of guaranty for the Obligor’s obligation of repayment in accordance with this Contract.

VII. The expenses incurred during the course of execution and performance of this Contract by both parties such as notarial or testimonial fee, registration fee, auction or sell cost etc. shall all be born by the Pledger.

VIII. Amendment and Termination of Contract
1.
In case that any party intends to amend or terminate this Contract, it shall notify the other party in writing and a written agreement shall be reached by both parties. This Contract shall remain valid until the written agreement to amend or terminate this Contract has been reached.

2.	Any waiver or tolerance of the Creditor shall not be deemed as amendment or termination of this Contract except that a written agreement has been reached in accordance with the above provision.

3.
In case that the Master Agreement has been amended, the Creditor shall seek the approval of the Pledger immediately. The Pledger shall continue to bear the responsibility of guaranty for the indebtedness of the Obligor under the Master Agreement (before and after the amendment) only after it has approved such amendment. However, the Creditor does not need to seek the approval of the Pledger for amendment of the Master Agreement which decreases the indebtedness of the Obligor.

IX. Applicable Law and Dispute Settlement
1.	The execution and performance of this Contract shall be governed by the laws of People’s Republic of China;

2.	The method of dispute settlement for this Contract shall be the same with that of the Master Agreement.

X. This Contract shall be signed and stamped by both parties (only signature is needed for party of natural person). This Contract shall become effective upon the delivery of the pledged collaterals to the Creditor. If the pledge shall be registered or recorded in accordance with article 78 or 79 of the Guarantee Law of People’s Republic of China, this Contract shall become effective upon the registration or record.

XI. The Guaranty Contract of Maximum Amount Pledge (reference no. Shenfa Longgang E’di Zi no.20060329001) ceases to be effective after this Contract become effective.

XII. This Contract has four originals. The Creditor shall retain two originals and the Guarantor and Business Administration Bureau shall each retain one original. Each original shall have the same legal effect.

Party A: (Company Chop)
Authorized Representative: /s/ Bo Yu
Date: June 20, 2007

Party B: (Company Chop)
Authorized Representative: /s/Xiangqian Li
Date: June 20, 2007

Exhibits:

Statement of Pledged Collaterals(1)

Pledge contract no. Shenfa Longgang Ezhizi 20070420002

Name, Quality and Quantity of the Pledged Collaterals	RMB 150 million of battery cells
Title and Title Certificate	Shenzhen BAK Battery Co., Ltd
Place of the Pledged Collaterals	BAK Industrial Park, Kuichong Street, Longgang District, Shenzhen
Ownership of the Pledged Collaterals	100% owned by Pledger
Other issues	N/A
Mark	N/A

The Pledger undertakes that the above statement is truthful. The Pledger shall bear the joint and several liability for the indebtedness of the Obligor under the Master Agreement if the pledge is invalid or the value of the pledged collaterals is not sufficient to cover the indebtedness due to false statement by the Pledger.

Statement of Pledged Collaterals(2)

Pledge Contract number: is Shenfa Longgang edi zi NO.20070420002.

Name, Quality and Quantity of the Pledged Collaterals	2554 sets of equipments and machines
Title and Title Certificate	Shenzhen BAK Battery Co.,Ltd
Place of the Pledged Collaterals	BAK Industrial Park, Kuichong Street, Longgang District, Shenzhen
Value of the Pledged Collaterals	RMB 138.04 million yuan
Ownership of the Pledged Collaterals	100% owned by Pledger
Other issue	Pledge Registration No.[05] Shen Gongshang Yadeng No. 77
Remark	N/A

The Pledger undertakes that the above statement is truthful. The Pledger shall bear the joint and several liability for the indebtedness of the Obligor under the Master Agreement if the pledge is invalid or the value of the pledged collaterals is not sufficient to cover the indebtedness due to false statement by the Pledger.